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                                                                   EXHIBIT 10.8

                     TRANSMITTER ASIC DEVELOPMENT AGREEMENT

This is an Agreement between Concorde Microsystems, Inc. (Concorde) and Radio Systems Corporation (Radio Systems), both Tennessee corporations with primary offices located in Knoxville. Concorde is in the process of developing an Application Specific Integrated Circuit (ASIC) to be used in Radio Systems' transmitters for pet containment systems.

Concorde agrees to develop the ASIC transmitter chip and Radio Systems agrees to use the ASIC chip in all its existing transmitter products as long as those products are offered to the consumer market.

Concorde's responsibility is to provide Radio Systems a design which meets the agreed upon specifications. Radio Systems will purchase the ASIC chips from a foundry specified by Concorde. Concorde will be responsible for the design engineering cost, the prototyping cost, the final mask cost and the testing software cost.

Radio Systems will pay Concorde $1.00 per ASIC chip, based on sales, that is used in Radio Systems' transmitter products. Payment will be due to Concorde within thirty days after the ASIC chips are shipped form foundry.

The anticipated use of the transmitter ASIC chip in 1995, is over 100,000 ASIC chip will be prototyped in December 1994, and will be released to production when prototype testing is successfully completed.

Terms of Agreement:

With an effective beginning date of January 1, 1995, the duration of this Agreement is for ten years or until Radio Systems discontinues to use the ASIC chip in its transmitter products, whichever is longer.

CONCORDE MICROSYSTEMS, INC.                 RADIO SYSTEMS CORPORATION



By:  /s/ Ronald Nutt                        By: /s/  Randy Boyd
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